Exhibit 99.1

NEWS RELEASE

CONTACT:
Janine Orf
(314) 275-3680
jorf@patriotcoal.com
FOR IMMEDIATE RELEASE
PATRIOT COAL ANNOUNCES RESULTS
FOR THE QUARTER ENDED SEPTEMBER 30, 2009
Highlights:
•	EBITDA of $25.4 million for third quarter

•	EBITDA up 40 percent year-to-date

•	Revenues increased 3 percent over prior year and 38 percent year-to-date

•	Segment adjusted EBITDA per ton of $8.25, up 32 percent over second quarter

•	Federal and Panther longwalls running at normalized rates by quarter-end
     ST. LOUIS, October 27 — Patriot Coal Corporation (NYSE: PCX) today reported its financial results for the quarter ended September 30, 2009. The Company reported revenues of $506.2 million, EBITDA of $25.4 million, net income of $52.8 million and diluted earnings per share of $0.58 for the 2009 third quarter. For the first nine months of 2009, Patriot reported revenues of $1.5 billion, EBITDA of $78.2 million, net income of $116.4 million, and diluted earnings per share of $1.40.
     Accretion related to shipments on below-market sales and purchase contracts obtained in the Magnum Coal acquisition in July 2008 totaled $94.0 million and $232.5 million, respectively, in the third quarter and first nine months of 2009.
     “We achieved solid EBITDA of more than $25 million this quarter, validating the steps we have taken in our Management Action Plan in 2009. We are seeing positive results from our ongoing emphasis on cash and cost control, as well as rationalization of higher-cost production. We are also benefiting from our commercial initiatives, as we work closely with our customers to restructure certain contracts,” said Patriot Chief Executive Officer Richard M. Whiting. “Productivity this quarter improved at a number of our operations, including mines in our Wells and Corridor G complexes. Additionally, as we further managed our production base by closing the Samples mine, we stepped up our brokerage activity and were opportunistic in purchasing third-party coal.”
     Commenting on segment adjusted EBITDA for the quarter, Patriot Senior Vice President and Chief Financial Officer Mark N. Schroeder noted, “Our EBITDA this quarter improved $2.00 per ton, or 32 percent, compared to the second quarter. This improvement occurred despite costs related to the Panther longwall move, challenging geology at the Federal mine and miner vacations typical in the third quarter. Revenues per ton were $4.29 higher, primarily as a result of the rebound in metallurgical volumes. As with revenues, operating costs per ton in the third quarter were also influenced by higher metallurgical tons in our total mix. With the new Panther longwall equipment in place and expected performance at Federal, we anticipate improvement in cost per ton in the fourth quarter.”
Financial Overview
     Tons sold in the third quarter included 6.3 million tons of thermal and 1.5 million tons of metallurgical coal, compared to 7.3 million and 1.0 million tons of thermal and metallurgical coal, respectively, in the 2009 second quarter. Metallurgical volumes were higher in the third quarter as customers took more consistent delivery of contracted tons.
     “Met coal volumes were up 50 percent compared to second quarter, and, significantly, met costs were down by more than $5.00 per ton. With a more normal mix of met and thermal shipments, coupled with improved longwall performance, we expect to see a reduction in overall cost per ton in the fourth quarter,” added Schroeder.
     Sales volume in the 2009 third quarter declined 300,000 tons from the prior year, largely a result of rationalized production related to lower demand for thermal coal. For the first nine months of 2009, shipments of 24.6 million tons represented an increase of 5.4 million from the prior year, primarily driven by the Magnum acquisition.
     Revenues in the 2009 third quarter were $506.2 million, comparable with revenues of $507.0 million in the 2009 second quarter. Slightly higher revenues in the Appalachia Mining Operations segment were offset by slightly lower revenues in the Illinois Basin segment.
     Revenues in the 2009 third quarter increased $16.6 million over the prior year amount, as a result of higher average selling prices, partially offset by lower tons sold. Revenues for the first nine months of 2009 compared to 2008 increased $428.5 million, primarily due to the addition of the Magnum results, as well as higher average selling prices.

     EBITDA in the 2009 third quarter was $25.4 million, following EBITDA in the 2009 first and second quarters of $21.9 and $30.9 million, respectively. EBITDA was negative $2.2 million in the year-ago quarter. EBITDA for the first nine months of 2009 increased 40 percent compared to $56.0 million for the first nine months of 2008.
     During the quarter, the Company successfully restructured three thermal coal contracts, resulting in compensation for shortfalls in contracted shipments. These restructurings increased sales contract accretion by $25.0 million in the 2009 third quarter, as shipments in future periods were reduced.
     Both the Federal and Panther longwalls operated at less than their normalized levels during the quarter. As anticipated, in the current panel the Federal longwall experienced a rock parting in the coal seam. In addition, adverse roof conditions were encountered which had not been experienced in the parting area of previous panels. By quarter-end the longwall was operating in more favorable geology and running near its normalized level. And, based on production at this point in October, Federal is on pace for its best month of production in 2009. In the next panel, which will be the final panel of the current mining area, the Company has further refined the mine plan to avoid this adverse geology. In mid-2010, the Federal longwall will move to the South area of the mine, where overall geology is expected to be more favorable.
     At Panther, the longwall move during the quarter included significant upgrades to components of the longwall mining equipment. Downtime related to the longwall move, together with time required to fully integrate the new equipment, caused Panther’s output to be lower in the quarter. Importantly, by quarter-end, the longwall was operating near its normalized run-rate. During October, the longwall has continued to perform well and has had the most consistent performance of any month in 2009.
Credit and Capital
     As of September 30, 2009, Patriot had no borrowings on its revolving credit facility, and a cash balance of $48.6 million. Letters of credit at September 30, 2009 were $349 million, leaving unused borrowing capacity of $174 million on its $522.5 million facility. Including the Company’s cash balance, Patriot had available liquidity of $222 million at September 30, 2009.
     Capital expenditures totaled $19.3 million in the 2009 third quarter, as the Company continued to tightly control spending. Total debt was $205.4 million as of September 30, 2009, consisting mainly of the 3.25 percent convertible debt due in 2013.

     “Patriot was cash-neutral for the quarter, despite the longwall move and the impact of miner vacations. Net cash provided by operating activities was $39.5 million in the first nine months of 2009. We expect our cash from operations to continue to fund our capital expenditure needs,” commented Schroeder.
Safety and Environmental Awards
     Maintaining safe operations continues to be a top priority at Patriot. During the first nine months of 2009, Patriot achieved a safety incidence rate of 3.63 per 200,000 hours worked. This compares favorably to the national average industry rate for all coal mines of 3.97 per 200,000 hours worked and to the Company’s safety incidence rate of 3.79 for the first nine months of 2008.
     During the quarter, the Company was recognized with a number of safety and reclamation awards. Patriot’s mine rescue teams received first place awards in the first aid and pre-shift categories of the National Mine Rescue Contest, as well as third place in the combination, or overall, category. In the Southern West Virginia Mine Rescue Contest, Patriot teams placed first in the overall mine rescue, first aid, and combination categories. And in the reclamation area, Patriot received the Commissioner’s Award of Excellence in Reclamation from the Kentucky Department of Natural Resources for work at the Patriot surface operation.
Market Overview
     “Looking forward, we continue to see signs of strength in the metallurgical coal market, as domestic steel mill utilization has improved for 25 consecutive weeks and currently stands at 62 percent. We expect this market to continue to strengthen throughout 2010,” continued Patriot Chief Executive Officer Richard M. Whiting. “At Patriot, we have the ability to essentially double our met volume from the current run-rate of approximately 5.0 million tons to around 9.5 million tons, as market conditions warrant. This ramp-up could take place in a relatively short period of time with a fairly modest capital outlay. Our decisions to increase met production will clearly be based on the pricing and duration of new sales commitments with our long-established customer base.”
     “In international markets, higher fixed asset investments in China have led to higher steel production and increased met coal imports. While U.S. coal producers have not historically shipped large quantities of met coal to China, there have been a number of U.S. exports to China in recent months,” added Whiting. “In fact, Patriot recently entered into an agreement that we believe will represent the first meaningful shipments of U.S. high volatile met coal to China.”

     “We are also seeing an improvement in customer sentiment on the thermal side, even though inventory levels remain high. In just the last month, customers who had previously indicated that they wanted to discuss delivery deferrals are now indicating that these discussions are no longer necessary. We believe this is the result of concerns over coal supply and permitting issues, as well as higher natural gas prices,” noted Whiting.
Outlook
     “Looking forward to 2010, customer demand has stabilized. We have a solid base of 2010 booked business and are comfortable with our unpriced volumes remaining in each of our operating regions. Further, Patriot has flexibility with our diverse operating platform to selectively increase production as conditions warrant,” concluded Schroeder.
     Average selling prices of currently priced tons for the remainder of 2009 and 2010 are as follows:

	2009		2010
(Tons in millions)	Tons	Price per ton	Tons	Price per ton

Appalachia — thermal	5.3	$56	15.9	$59

Illinois Basin — thermal	1.9	$38	7.0	$39

Appalachia — met	1.5	$97	2.2	$86

Total	8.7		25.1

     Amounts above reflect recent contract restructuring arrangements, including the blending of lower quality metallurgical coal at lower prices to replace higher quality tons previously contracted. Unpriced volumes for 2010 will depend on the finalization of production plans, taking into account demand, pricing, the Company’s cost structure and the availability of mining permits. Projected sales volumes and other guidance for 2010 are expected to be provided in conjunction with the Company’s fourth quarter earnings report.
Conference Call
     Management will hold a conference call to discuss the third quarter results on October 27, 2009, at 10:00 a.m. Central Daylight Time. The conference call can be accessed by dialing 800-553-0288, or through the Patriot Coal website at www.patriotcoal.com. International callers can dial 612-332-0345 to access the conference call. A replay of the conference call will be available on the Company’s website and also by telephone, at 800-475-6701 for domestic callers or 320-365-3844 for international callers, access code 120014.
About Patriot Coal
Patriot Coal Corporation is a leading producer and marketer of coal in the eastern United States, with 14 current mining complexes in Appalachia and the Illinois Basin. The Company ships to domestic and international electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.8 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.
Forward Looking Statements
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: geologic, equipment and operational risks associated with mining; changes in general economic conditions, including coal and power market conditions; reductions of purchases or deferral of deliveries by major customers; customer performance and credit risks; the outcome of commercial negotiations involving sales contracts or other transactions; legislative and regulatory developments; risks associated with environmental laws and compliance; developments in greenhouse gas emission, regulation and treatment; coal mining laws and regulations; availability and costs of credit; economic strength and political stability of countries in which we serve customers; downturns in consumer and company spending; supplier and contract miner performance and the availability and cost of key equipment and commodities; availability and costs of transportation; worldwide economic and political conditions; labor availability and relations; the Company’s ability to replace coal reserves; the effects of mergers, acquisitions and divestitures; our ability to respond to changing customer preferences; price volatility and demand, particularly in higher margin products; failure to comply with debt covenants; the outcome of pending or future litigation; weather patterns affecting energy demand; changes in postretirement benefit obligations; changes in contribution requirements to multi-employer benefit funds; and the availability and costs of competing energy resources. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K and Form 10-Q reports.
# # # # #

Condensed Consolidated Statements of Operations (Unaudited)
For the Three Months Ended September 30, 2009 and 2008 and June 30, 2009
(In thousands, except share and per share data)

	Three Months Ended
	September 30,	June 30,	September 30,
	2009	2009	2008

Tons sold	7,834	8,269	8,170

Revenues
Sales	$493,147	$485,049	$486,171
Other revenues	13,042	21,947	3,412

Total revenues	506,189	506,996	489,583

Costs and expenses
Operating costs and expenses	469,521	468,729	500,270
Depreciation, depletion and amortization	50,413	50,357	42,215
Reclamation and remediation obligation expense	9,206	7,611	5,051
Sales contract accretion	(93,988)	(61,721)	(137,389)
Selling and administrative expenses	11,272	11,360	7,533
Net gain on disposal or exchange of assets	(10)	(4,031)	(491)

Operating profit	59,775	34,691	72,394
Interest expense	10,656	9,137	7,378
Interest income	(3,723)	(5,836)	(3,588)
Income tax benefit	—	—	(2,595)

Net income	$52,842	$31,390	$71,199

Weighted average shares outstanding
Basic	90,277,301	79,940,308	71,681,084
Effect of dilutive securities	794,839	138,299	520,595

Diluted	91,072,140	80,078,607	72,201,679

Earnings per share, basic and diluted
Basic	$0.59	$0.39	$0.99
Diluted	$0.58	$0.39	$0.99

EBITDA	$25,406	$30,938	$(2,199)

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Statements of Operations (Unaudited)
For the Nine Months Ended September 30, 2009 and 2008
(In thousands, except share and per share data)

	Nine Months Ended September 30,
	2009	2008

Tons sold	24,561	19,116

Revenues
Sales	$1,501,034	$1,093,741
Other revenues	41,087	19,856

Total revenues	1,542,121	1,113,597

Costs and expenses
Operating costs and expenses	1,432,458	1,054,835
Depreciation, depletion and amortization	155,749	81,730
Reclamation and remediation obligation expense	23,268	11,726
Sales contract accretion	(232,516)	(137,389)
Selling and administrative expenses	35,518	25,310
Net gain on disposal or exchange of assets	(4,071)	(7,021)

Operating profit	131,715	84,406
Interest expense	28,386	15,496
Interest income	(13,046)	(10,458)

Net income	$116,375	$79,368

Weighted average shares outstanding
Basic	82,753,236	59,614,902
Effect of dilutive securities	558,338	450,362

Diluted	83,311,574	60,065,264

Earnings per share, basic and diluted
Basic	$1.41	$1.33
Diluted	$1.40	$1.32

EBITDA	$78,216	$56,003

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Three Months Ended September 30, 2009 and 2008 and June 30, 2009

	Three Months Ended
	September 30,	June 30,	September 30,
	2009	2009	2008

Tons Sold (In thousands)
Appalachia Mining Operations	6,124	6,498	6,365
Illinois Basin Mining Operations	1,710	1,771	1,805

Total	7,834	8,269	8,170

Revenue Summary (Dollars in thousands)
Appalachia Mining Operations	$427,230	$415,089	$419,079
Illinois Basin Mining Operations	65,917	69,960	67,092
Appalachia Other	13,042	21,947	3,412

Total	$506,189	$506,996	$489,583

Revenues per Ton — Mining Operations
Appalachia	$69.76	$63.88	$65.84
Illinois Basin	38.55	39.50	37.17
Total	62.95	58.66	59.51

Operating Costs per Ton — Mining Operations (1)
Appalachia	$59.22	$56.52	$60.75
Illinois Basin	38.52	37.31	36.58
Total	54.70	52.41	55.42

Segment Adjusted EBITDA per Ton — Mining Operations
Appalachia	$10.54	$7.36	$5.09
Illinois Basin	0.03	2.19	0.59
Total	8.25	6.25	4.09

	Dollars in thousands

Past Mining Obligation Expense	$39,994	$34,211	$31,516

Capital Expenditures (Excludes Acquisitions)	19,348	15,777	40,657

(1)	Operating costs are the direct costs of our mining operations, excluding costs for past mining obligations, reclamation and remediation obligations, depreciation, depletion and amortization and net sales contract accretion. Net sales contract accretion represents contract accretion excluding back-to-back coal purchase and sales contracts. The contract accretion on the back-to-back coal purchase and sales contracts reflects the accretion related to certain coal purchase and sales contracts existing on July 23, 2008, whereby Magnum purchased coal from third parties to fulfill tonnage commitments on sales contracts.
This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Nine Months Ended September 30, 2009 and 2008

	Nine Months Ended September 30,
	2009	2008

Tons Sold (In thousands)
Appalachia Mining Operations	19,261	13,268
Illinois Basin Mining Operations	5,300	5,848

Total	24,561	19,116

Revenue Summary (Dollars in thousands)
Appalachia Mining Operations	$1,295,775	$884,978
Illinois Basin Mining Operations	205,259	208,763
Appalachia Other	41,087	19,856

Total	$1,542,121	$1,113,597

Revenues per Ton — Mining Operations
Appalachia	$67.27	$66.70
Illinois Basin	38.73	35.70
Total	61.11	57.22

Operating Costs per Ton — Mining Operations (1)
Appalachia	$58.06	$57.48
Illinois Basin	37.41	34.13
Total	53.60	50.34

Segment Adjusted EBITDA per Ton — Mining Operations
Appalachia	$9.21	$9.22
Illinois Basin	1.32	1.57
Total	7.51	6.88

	Dollars in thousands

Past Mining Obligation Expense	$112,005	$75,259

Capital Expenditures (Excludes Acquisitions)	54,167	74,079

(1)	Operating costs are the direct costs of our mining operations, excluding costs for past mining obligations, reclamation and remediation obligations, depreciation, depletion and amortization and net sales contract accretion. Net sales contract accretion represents contract accretion excluding back-to-back coal purchase and sales contracts. The contract accretion on the back-to-back coal purchase and sales contracts reflects the accretion related to certain coal purchase and sales contracts existing on July 23, 2008, whereby Magnum purchased coal from third parties to fulfill tonnage commitments on sales contracts.
This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets
September 30, 2009 and December 31, 2008
(Dollars in thousands)

	September 30,	December 31,
	2009	2008
	(Unaudited)

Cash and cash equivalents	$48,636	$2,872
Receivables	186,815	163,556
Inventories	88,247	80,953
Below market purchase contracts acquired	2,319	8,543
Other current assets	19,050	12,529

Total current assets	345,067	268,453
Net property, plant, equipment and mine development	3,181,985	3,160,676
Notes receivable	113,840	131,066
Investments and other assets	53,885	62,125

Total assets	$3,694,777	$3,622,320

Current portion of debt	$7,794	$28,170
Accounts payable and accrued liabilities	439,351	413,790
Below market sales contracts acquired	186,869	324,407

Total current liabilities	634,014	766,367
Long-term debt, less current maturities	197,586	176,123
Below market sales contracts acquired, noncurrent	191,206	316,707
Other noncurrent liabilities	1,596,040	1,522,942

Total liabilities	2,618,846	2,782,139
Common stock, paid-in capital and retained earnings	1,168,446	952,462
Accumulated other comprehensive loss	(92,515)	(112,281)

Total stockholders’ equity	1,075,931	840,181

Total liabilities and stockholders’ equity	$3,694,777	$3,622,320

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Nine Months Ended September 30, 2009 and 2008
(Dollars in thousands)

	Nine Months Ended September 30,
	2009	2008

Cash Flows from Operating Activities
Net Income	$116,375	$79,368
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	155,749	81,730
Sales contract accretion	(232,516)	(137,389)
Net gain on disposal or exchange of assets	(4,071)	(7,021)
Changes in working capital and other	3,951	15,520

Net cash provided by operating activities	39,488	32,208

Cash Flows from Investing Activities
Additions to property, plant, equipment and mine development	(54,167)	(74,079)
Additions to advance mining royalties	(11,331)	(6,295)
Investment in joint venture	—	(15,385)
Proceeds from notes receivable	3,000	—
Proceeds from disposal or exchange of assets	4,768	1,789
Cash acquired in business combination	—	21,015
Acquisitions	—	(8,965)
Other	447	—

Net cash used in investing activities	(57,283)	(81,920)

Cash Flows from Financing Activities
Proceeds from equity offering, net of costs	89,077	—
Short-term debt payments	(23,000)	—
Long-term debt payments	(4,489)	(927)
Convertible note proceeds	—	200,000
Termination of Magnum debt facility	—	(136,816)
Deferred financing costs	—	(10,040)
Common stock issuance fees	—	(1,413)
Proceeds from employee stock purchases	1,971	1,002

Net cash provided by financing activities	63,559	51,806

Net increase in cash and cash equivalents	45,764	2,094
Cash and cash equivalents at beginning of period	2,872	5,983

Cash and cash equivalents at end of period	$48,636	$8,077

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Reconciliation of Net Income to EBITDA (Unaudited)
For the Three and Nine Months Ended September 30, 2009 and 2008 and the Three Months Ended June 30, 2009
(Dollars in thousands)

	Three Months Ended
	September 30,	June 30,	September 30,
	2009	2009	2008
Reconciliation of net income to EBITDA:

Net income	$52,842	$31,390	$71,199
Depreciation, depletion and amortization	50,413	50,357	42,215
Reclamation and remediation obligation expense	9,206	7,611	5,051
Sales contract accretion, net	(93,988)	(61,721)	(121,859)
Interest expense	10,656	9,137	7,378
Interest income	(3,723)	(5,836)	(3,588)
Income tax benefit	—	—	(2,595)

EBITDA	$25,406	$30,938	$(2,199)

	Nine Months Ended September 30,
	2009	2008
Reconciliation of net income to EBITDA:

Net income	$116,375	$79,368
Depreciation, depletion and amortization	155,749	81,730
Reclamation and remediation obligation expense	23,268	11,726
Sales contract accretion, net	(232,516)	(121,859)
Interest expense	28,386	15,496
Interest income	(13,046)	(10,458)

EBITDA	$78,216	$56,003

EBITDA is defined as net income before deducting interest income and expense, income taxes, reclamation and remediation obligation expense, depreciation, depletion and amortization and net sales contract accretion. Net sales contract accretion represents contract accretion excluding back-to-back coal purchase and sales contracts. The contract accretion on the back-to-back coal purchase and sales contracts reflects the accretion related to certain coal purchase and sales contracts existing on July 23, 2008, whereby Magnum purchased coal from third parties to fulfill tonnage commitments on sales contracts. We have included information concerning EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance. Because EBITDA is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies. The table above reflects the Company’s calculation of EBITDA.
This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.